News Release

Integra Bank and FNB Bank Announce Agreement for Purchase of Branches and Loans from Integra

EVANSVILLE, INDIANA and MAYFIELD, KENTUCKY – April 28, 2010 – Integra Bank Corporation (NASDAQ Global Market: IBNK) and FNB Bank, Inc. announced that FNB Bank, Inc. (“FNB”), a wholly-owned subsidiary of Jackson Financial Corporation of Mayfield, Kentucky, has agreed to purchase three banking offices of Integra’s wholly-owned bank subsidiary, Integra Bank N.A. (“Integra Bank”).  Two of the banking offices included are located in Cadiz, Kentucky and the third is located in Mayfield, Kentucky. In addition, FNB has agreed to acquire a pool of commercial, agricultural, consumer and commercial real estate loans from Integra.

FNB will assume approximately $125.0 million of deposit liabilities related to the three branches and acquire $30.1 million of branch related loans, as well as $61.2 million of additional commercial, agricultural, consumer and commercial real estate loans selected by FNB originated from other Integra Bank offices.

FNB will pay a 5.30% deposit premium for the deposit liabilities it assumes and will acquire the loans included in the transaction at par value.  The deposit premium will be paid on total deposits up to a maximum of $125.0 million as of the closing date.  The three banking offices will be sold at book value, as will the fixed assets.  The transaction is subject to customary closing conditions, including regulatory approval. The parties expect the transaction to close in the third quarter of 2010.

Michael J. Alley, Chairman and Chief Executive Officer of Integra commented, “We are pleased to make this announcement and look forward to working with the team at FNB to complete this transaction.  We will work with FNB to make the transition for our customers and employees as seamless as possible, and believe their style of banking will fit well for our customers.  The Integra associates in these offices have done an excellent job for us and we are thankful for their efforts.”

Alley also stated, “This is the fourth sale of branch clusters we have announced in 2010 and we continue to expect additional announcements this year.  We are pleased with the progress made so far in executing the multi-step strategy we announced in the fourth quarter of 2009 that will result in a focus on community banking in a narrower operating footprint.  We continue to execute other components of our plan, including the sale of performing and non-performing commercial real estate loans, reduction of our non-performing assets, aggressive reductions of our cost structure to match our core earning capacity, aggressive marketing of our services to community relationship customers, and a return to profitability.”

Marty Nichols, Chief Executive Officer of FNB stated, “Today’s announcement is the culmination of several months of cooperative effort between Integra and FNB to find mutually beneficial results for our companies and the customers we serve.  FNB is a community bank through and through.  The deposits and loans being acquired fit our community bank philosophy.  We are excited about the opportunity to expand our operation in the region.”

Integra Bank expects this transaction to improve its tier 1 and total risk based capital ratios by approximately 75 basis points, while increasing its tier 1 leverage ratio by approximately 50 basis points.  The transactions are also expected to increase the parent company’s tangible common equity to tangible assets ratio by approximately 25 basis points.

After completion of this transaction, FNB will have eight banking centers located in Graves, McCracken, Calloway and Trigg Counties in Kentucky. Following FNB’s acquisition of these branches, it will have total assets of approximately $340 million and deposits of approximately $285 million.

Keefe Bruyette & Woods, Inc. acted as financial advisor to Integra.

Forward-Looking Statements
This press release contains statements about the proposed sale of Integra branch offices and other assets to FNB Bank Inc. and the impact on both Integra Bank and FNB Bank Inc. These statements are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.  Forward-looking statements are not guarantees of future performance. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions set forth in the various agreements between the parties, including the receipt of regulatory approval for the branch sale, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in Integra Bank Corporation’s respective filings with the Securities and Exchange Commission.

About Integra Bank Corporation
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of December 31, 2009, Integra had approximately $3.0 billion in total assets.  Integra operates 69 banking centers and 118 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra Bank previously announced the sale of three Indiana branches to United Community Bancorp of Lawrenceburg, Indiana, the sale of two Kentucky branches to The Cecilian Bank of Cecilia, Kentucky and the sale of five Kentucky and three Indiana branches to First Security Inc. of Owensboro, Kentucky.  Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

About FNB Bank, Inc.
FNB Bank, Inc. is a wholly-owned subsidiary of Jackson Financial Corporation, headquartered in Mayfield, Kentucky.  FNB Bank, Inc. was chartered in 1875 and is the third oldest bank in the state of Kentucky.  FNB Bank, Inc. currently operates five banking centers, located in Graves, McCracken, and Calloway Counties.  For more information concerning FNB Bank, Inc. please visit www.thinkfnb.com.

Contacts:
(Integra Bank):
Mike Alley, Chairman and CEO – (812) 461-5795
Mike Carroll, Chief Financial Officer – (812) 464-9673
Gretchen Dunn, Shareholder Relations – (812) 464-9677

(FNB Bank, Inc.):
Marty Nichols, President and CEO – (270) 251-6051
Sally Hopkins, EVP and COO – (270) 251-6041
Paul Scott, CFO – (270) 251-6049
Brooke Wiles, Marketing Coordinator – (270) 251-6042